Exhibit 10.21

July 8, 2002

Mr. Robert Berwanger
4606 Merchant Square
Lansdale, Pa, 19446

Re:    Separation Agreement and General Release

Dear Bob:

We are interested in resolving amicably your separation of employment with RMH Teleservices, Inc. (“RMH”), effective June 21, 2002. Toward this end, we propose the following Separation Agreement, which includes a General Release.

You may consider our offer for twenty-one (21) days. If you need a reasonable amount of additional time, it will be granted upon request. You are encouraged to review this Agreement with an attorney.

The proposed terms and conditions of your separation from employment are as follows:

1.    In consideration for your General Release set forth below in Paragraph 2, the Company agrees, intending to be legally bound:

(a)    to pay you the gross sum of Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($666,666.66), less taxes and other deductions required by law, which is the equivalent of twenty (20) months of your Base Salary. This payment will be made to you in equal bi-weekly installments beginning within fourteen (14) days of the expiration of the Revocation Period set forth below, and ending twenty (20) months thereafter, so long as you execute and do not revoke this Agreement; and

(b)    to allow you to keep the portion of the 2002 Annual Bonus you have been paid since February 2002.

2.    In consideration for the Company’s payment set forth above in Paragraph 1, you agree, intending to be legally bound:

(a)    to release and forever discharge the Company and its related or affiliated companies, and each of their past, present and future officers, directors, owners, shareholders, employees, managers, attorneys and agents, and their respective successors and assigns (collectively “Releasees”), jointly and severally, from any and all actions, complaints, charges, causes of action, lawsuits or claims of any kind (collectively “Claims”), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of your employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, insurance premiums, all bonuses, commissions and/or other compensation of any kind; any claims arising out of or relating to your Employment Agreement dated March 18, 1998 and your Term Sheet, dated January 30, 2002; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor prohibited by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the Pennsylvania Human Relations Act); any claims regarding the stock and options you were granted, including but not limited to claims regarding vesting; any claims for retaliation and/or any whistleblower claims; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation;

(b)    that you have not filed or caused to be filed any lawsuit or complaint with respect to any claim you are releasing in this Agreement. Should any such lawsuit, complaint or charge be filed in the future, you agree that you will not accept relief or recovery there from, unless the lawsuit or complaint is for the Company’s breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing herein shall: (a) prevent or restrict you from cooperating with any federal or state governmental authority; (b) prevent or restrict you from assisting any such authority in its investigative or fact-finding activities; or (c) waive your right to file a charge with any such authority, provided that the relief requested would confer no direct personal benefit on you;

(c)    to make your self available, while collecting any compensation from the Company, to help provide information or other assistance to the Company, by telephone, to transition your workload and knowledge. (The maximum time commitment on your part will be ten hours per month);

(d)    not to deprecate or disparage, in any manner, the Company, any other Releasee or the services, products, actions and/or business of the Company or any other Releasee; and

(e)    to execute the Non-Competition, Non-Solicitation and Confidentiality Agreement attached as Exhibit “A” to this Agreement.

3.    The General Release in Paragraph 2 above does not apply to any claims to enforce this Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Agreement.

4.    You acknowledge and agree that the Company’s payment under Paragraph 1 above is not required by any policy, plan or prior agreement and constitutes adequate consideration to support your General Release in Paragraph 2 above.

5.    Regardless of whether you execute this Agreement:

(a)    Your last day of employment was June 21, 2002.

(b)    You will be eligible to continue to participate in the Company’s group health plan at your expense pursuant to COBRA, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions, as of July 1, 2002.

(c)    You have been paid for all days actually worked prior to the termination of your employment.

(d)    You hereby acknowledge that, during and solely as a result of your employment with Company, you had access to Confidential Information as that term is defined herein. In consideration of such special and unique opportunities afforded by Company to you as a result of your employment and the other benefits you were given while employed by the Company, as well as within your prior Employment Agreement and this Agreement, you hereby agreed and are still bound by Sections 11 and 12 of your Employment Agreement (dated March 18, 1998) which survived the expiration of the Employment Agreement and your employment and legally bind you as follows:

(i)    From the date your employment with the Company began, until six (6) months after June 21, 2002, (“Restricted Period A”), you shall not, for your own benefit or the benefit of any third party, directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States or Canada (the “Restricted Area”), which provides telemarketing services materially the same as the services Company provides to third parties, or any other business activities which are materially the same as and which are in direct competition with the Business, or with any business activities carried on by Company or being planned by Company, at the time of the termination of your employment, or any other business activities which are materially the same as the Business for any of the Company’s past, present or prospective clients, customers or accounts; provided however, nothing contained in this section shall prevent you from holding for investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

(ii)    From the date your employment with the Company began until twenty-four (24) months after June 21, 2002 (“Restricted Period B”), you shall not, for your own benefit or the benefit of any third party, directly or indirectly, induce or attempt to influence any employee, customer, client, independent contractor or supplier of Company to terminate, modify or any way alter employment or any other relationship with Company.

(iii)    During your employment and forever thereafter, you shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to you or learned or acquired by you while in the employ of Company. Confidential Information shall not include (1) information unrelated to the Company which was lawfully received by you free of restriction from another source having the right to so furnish such Confidential Information; or (2) information after it has become generally available to the public without breach of this Agreement by you; or (3) information which at the time of disclosure to you was known to you to be free of restriction as evidenced by documentation from Company which you possess, or (4) information which Company agrees in writing is free of such restrictions. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by you or made available to you concerning the business of Company shall be Company’s property and shall be delivered to Company promptly upon the termination of your employment with Company. The foregoing provisions of this Subsection 5(e)(iii) applied during your employment, will apply forever thereafter and shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets and the like.

(iv)    To immediately return to the Company all originals and copies of Confidential Information in any medium, including computer tapes and other forms of data storage, as well as any other company equipment/ property such as lap top computers, cell phone and credit cards.

(v)    That any and all writings, inventions, improvements, processes, procedures and/or techniques which you made, conceived, discovered or developed, either solely or jointly with any other person or persons, at any time when you were an employee of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with the Business or with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Before executing this Agreement, you shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. You shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. You shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

(vi)    That the restrictions contained in the foregoing subparagraphs, in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on you or significantly impair your ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. You and Company acknowledge that, in the event either party believes the other party has violated any of the terms of this Agreement, the other party shall be entitled to seek from any court of competent jurisdiction, without attempting arbitration, preliminary and permanent injunctive relief.

(vii)    If the Restricted Periods (“A” or “B”) or the Restricted Area specified in Subsections above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If you violate any of the restrictions contained in the foregoing Subsections, you understand and agree that the relevant Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by you to the satisfaction of Company. You hereby expressly consent to the jurisdiction of any court within the Eastern District of Pennsylvania for the purpose of seeking a preliminary or permanent injunction as described above, and agree to accept service of process by mail relating to any such proceeding. Company may supply a copy of this Agreement to any future or prospective employer of yours or to any person to whom you have supplied information if Company determines in good faith that there is a reasonable likelihood that you have violated or will violate such Section.

(f)    Your vested and non-vested stock options will be treated as per the applicable plans and documents. No acceleration will occur.

(g)    You were never granted additional options under the January 30, 2002 Term Sheet or thereafter since the grant of such additional options was never approved by the Board.

6.    Except as expressly provided for in this Agreement, you shall not be eligible for any compensation from the Company or Company-paid benefits subsequent to the termination of your employment. Your coverage under the Company’s group plans, including the health insurance plan, ceased as of June 30, 2002.

7.    You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto.

8.    You agree that you will not apply for employment or reemployment with the Company or any related or affiliated company.

9.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

10.    Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

11.    In the event you breach this Agreement by bringing a Claim released pursuant to Paragraph 2 above, you shall indemnify and hold harmless Releasees as defined above for any attorneys’ fees, costs or expenses which may be incurred in defending the released Claim. Notwithstanding the foregoing, the General Release set forth in Paragraph 2 above shall remain in full force and effect.

12.    If any provision of this Agreement is deemed unlawful or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

13.    This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, expressed or implied, including but not limited to the Term Sheet dated January 30, 2002, and the March 18, 1998 Employment Agreement, except for the covenants contained in Paragraphs 11 and 12 of such Employment Agreement which provisions survive the termination of your employment and are incorporated herein by reference.

14.    You agree and represent that:

(a)    You have read carefully the terms of this Agreement, including the General Release;

(b)    You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)    You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)    You were given as much time as you needed to determine whether you wished to enter into this Agreement, including the General Release;

(e)    The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)    No promise or inducement not expressed herein has been made to you; and

(g)    You have adequate information to make a knowing and voluntary waiver.

15.    If you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until after the Revocation Period has expired. To revoke this Agreement, you must send a certified letter to my attention. The letter must be post-marked within 7 days of your execution of this Agreement. (The Company shall have no obligations under Paragraph 1 above until after the Revocation Period has expired, provided that you do not revoke the Agreement in a timely manner in accordance with this Paragraph.)

* * *

If you agree with the proposed terms as set forth above, please sign this letter indicating that you understand, agree with and intend to be bound by such terms.

We wish you the best in the future.

Sincerely,

/s/ John A. Fellows
John A. Fellows

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Robert Berwanger
Robert Berwanger

Date

Witness

EXHIBIT “A”

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

You, Robert Berwanger, hereby acknowledge that, during and solely as a result of your employment with RMH Teleservices, Inc., (“Company”), you had access to Confidential Information as that term is defined herein. In consideration of such special and unique opportunities afforded by Company to you as a result of your employment and the other benefits you were given while employed by Company, as well as the severance and additional consideration described within the attached Severance Agreement and General Release, you agree, intending to be legally bound:

(i)    From the date of your termination from the Company until twenty (20) months thereafter, (“Restricted Period A”), you shall not, for your own benefit or the benefit of any third party, directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States or Canada (the “Restricted Area”), which provides telemarketing services materially the same as the services Company provides to third parties, or any other business activities which are materially the same as and which are in competition with the Business, or with any business activities carried on by Company or being planned by Company, at the time of the termination of your employment, or any other business activities which are materially the same as the Business for any of the Company’s past, present or prospective clients, customers or accounts; provided however, nothing contained in this section shall prevent you from holding for investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

(ii)    From the date of your termination from the Company until twenty-four (24) months thereafter (“Restricted Period B”), you shall not, for your own benefit or the benefit of any third party, directly or indirectly, induce or attempt to influence any employee, customer, client, independent contractor, supplier or potential employee, customer, client, independent contractor or supplier of Company to terminate, modify or in any way alter employment or any other relationship with Company.

(iii)    During your employment and forever thereafter, you shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to you or learned or acquired by you while in the employ of Company. Confidential Information shall not include (1) information unrelated to the Company which was lawfully received by you free of restriction from another source having the right to so furnish such Confidential Information; or (2) information after it has become generally available to the public without breach of this Agreement by you; or (3) information which at the time of disclosure to you was known to you to be free of restriction as evidenced by documentation from

Company which you possess, or (4) information which Company agrees in writing is free of such restrictions. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by you or made available to you concerning the business of Company shall be Company’s property and shall be delivered to Company promptly upon the termination of your employment with Company. The foregoing provisions will apply forever thereafter and shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets and the like.

(iv)    To immediately return to the Company all originals and copies of Confidential Information in any medium, including computer tapes and other forms of data storage, as well as all company property / equipment such as lap tops, cell phone and credit cards.

(v)    That any and all writings, inventions, improvements, processes, procedures and/or techniques which you made, conceived, discovered or developed, either solely or jointly with any other person or persons, at any time when you were an employee of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with the Business or with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Before executing this Agreement, you shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. You shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. You shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

(vi)    That the restrictions contained in the foregoing Subparagraphs, in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on you or significantly impair your ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. You and Company acknowledge that, in the event either party believes the other party has violated any of the terms of this Agreement, the other party shall be entitled to seek from any court of competent jurisdiction, without attempting arbitration, preliminary and permanent injunctive relief.

(vii)    If the Restricted Periods (“A” or “B”) or the Restricted Area specified in Subparagraphs above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If you violate any of the restrictions contained in the foregoing Subsections, you understand and agree that the relevant Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by you to the satisfaction of Company. You hereby expressly consent to the jurisdiction of any court within the Eastern District of Pennsylvania for the purpose of seeking a preliminary or permanent injunction as described above, and agree to accept service of process by mail relating to any such proceeding. Company may supply a copy of this Agreement to any future or prospective employer of yours or to any person to whom you have supplied information if Company determines in good faith that there is a reasonable likelihood that you have violated or will violate such Section.

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Robert Berwanger
Robert Berwanger

Date

Witness